Exhibit 5.02.1

October 8, 2013

Resignation

I, Troy Lyndon, resign from my position as Chief Executive Officer, Chief Accounting Officer and Chairman of the Board of Left Behind Games Inc., a Nevada corporation and its subsidiaries, effective October 9, 2013.

/s/ Troy Lyndon

Troy Lyndon